FIRST AMENDMENT TO RIGHTS AGREEMENT

     This FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of June 13, 2000, between DYNAMIC MATERIALS CORPORATION, a Delaware corporation (the "Company"), and HARRIS TRUST & SAVINGS BANK, an Illinois banking corporation, as rights agent (the "Rights Agent") (the Company and the Rights Agent are herein collectively referred to as the "Parties").

                                    RECITALS

     The Company and the Rights Agent are parties to that certain Rights Agreement, dated as of January 8, 1999 (the "Rights Agreement").

     The Company and SNPE, Inc., a Delaware corporation ("SNPE"), are parties to that certain Stock Purchase Agreement, dated as of January 20, 2000 (the "Stock Purchase Agreement"), under which (i) SNPE has agreed to purchase and the Company has agreed to sell 2,109,091 shares of the Company's common stock and
(ii) the Company has agreed to issue a promissory note to the order of SNPE in the amount of $1,200,000, which note is convertible into shares of the Company's common stock.

     Pursuant to Section 7.8 of the Stock Purchase Agreement, the Company has agreed to amend the Rights Agreement to provide that the transactions contemplated by the Stock Purchase Agreement and other acquisitions of the Company's common stock contemplated by the Stock Purchase Agreement will not cause the Rights (as defined in the Rights Agreement) to become exercisable.

     Pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate executed by an appropriate officer of the Company stating that this Amendment is in compliance with the terms thereof, and the Rights Agent has determined that it will not require the delivery of an opinion of counsel as set forth in the penultimate sentence of Section 27, prior to granting its consent to this Amendment.

     Pursuant to the authority granted under Section 27 of the Rights Agreement, the Parties agree to amend the Rights Agreement as set forth hereinbelow.

                                    AGREEMENT

     In consideration of the premises and covenants herein contained and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     1. Acquiring Person. Section 1(a) of the Rights Agreement is hereby amended as follows:

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          A. A new Section 1(a)(ii) is added as follows:

               (ii)  SNPE,  Inc.,  a  Delaware  corporation  ("SNPE")  (and  any successor thereto, but no purchaser or assignee thereof or purchaser or assignee of any Common Shares of the Company held by SNPE), with regard to (v) the Common Shares of the Company owned by SNPE immediately prior to the closing of the Stock Purchase Agreement, (w) 2,109,091 Common Shares of the Company issued to SNPE pursuant to the Stock Purchase Agreement, (x) the convertible subordinated note pursuant to the Stock Purchase Agreement made by the Company to the order of SNPE, dated as of June 14, 2000 (the "Note"), which Note is convertible into 200,000 Common Shares of the Company at a conversion price of $6.00 per share, subject to adjustment, (y) the issuance of Common Shares of the Company pursuant to the conversion of the Note, and (z) the purchase of any Common Shares of the Company by SNPE that SNPE deems necessary to maintain SNPE's Beneficial Ownership of the Common Shares in an amount not less than 50.1% of the Common Shares of the Company then outstanding (excluding for purposes of such calculation the number of Common Shares of the Company which SNPE shall be entitled to receive upon conversion of the Note), (shares acquired by SNPE as described in subparagraphs (v), (w), (x), (y) and
          (z) above being referred to collectively as the "Permitted Shares"). Notwithstanding the foregoing, SNPE shall not become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by SNPE to more than 50.1% of the Common Shares of the Company then outstanding; provided, however, that if SNPE shall become the Beneficial Owner of 50.1% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company, and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company other than Permitted Shares, then SNPE shall be deemed an "Acquiring Person." If the Board of Directors of the Company determines in good faith that SNPE has inadvertently acquired Common Shares of the Company in excess of the Permitted Shares and if SNPE divests itself as promptly as practical of beneficial ownership of a sufficient number of Common Shares so that SNPE would no longer be an Acquiring Person, then SNPE shall not be deemed to have become an Acquiring Person for any purpose in this Agreement.

          B. The subsection currently numbered Section 1(a)(ii) is hereby renumbered as subsection Section 1(a)(iii), and all references thereto are changed accordingly.

     2. Distribution Date. Section 3(a) of the Rights Agreement is hereby amended as follows:

          A. Each reference in Section 3(a) of the Rights Agreement to "an Exempt Person or Heartland" shall be deleted and replaced with the following:
"an Exempt Person, Heartland, or SNPE."

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          B.  Section 3(a)(iii)  is hereby  deleted in  its entirety.  The comma after the term "Acquisition Date" at the end of Section 3(a)(i) is hereby deleted and replaced with the word "or," and the word "or" at the end of Section 3(a)(ii) is deleted and replaced with a period after the phrase "then outstanding."

     3.   Counterparts.   This   Amendment  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this First Amendment to Rights Agreement as of the date first written above.

                                       DYNAMIC MATERIALS CORPORATION,
                                       a Delaware corporation


                                       By: /s/ Joseph P. Allwein
                                          --------------------------------------
                                       Name: Joseph P. Allwein
                                       Title: President


                                       HARRIS TRUST & SAVINGS BANK,
                                       an Illinois banking corporation,
                                       as Rights Agent


                                       By: /s/ Bernetta Young-Gray
                                          --------------------------------------
                                       Name: Bernetta Young-Gray
                                       Title: Trust Officer

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